Exhibit 99.1

Corporate Headquarters
96 South George Street
York, Pennsylvania 17401 U.S.A.

www.glatfelter.com

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER ELECTS KEVIN M. FOGARTY TO BOARD OF DIRECTORS

YORK, Pennsylvania – January 20, 2012 – Glatfelter (NYSE: GLT) today announced that Kevin M. Fogarty, President, Chief Executive Officer and Director of Kraton Performance Polymers, Inc. (“Kraton”), has been elected to the Board of Directors of P. H. Glatfelter Company (“Glatfelter”). Kraton is a $1.5 billion NYSE-listed global producer of engineered polymers (NYSE: KRA) and one of the world’s largest producers of styrenic block copolymers. Prior to joining Kraton, Mr. Fogarty spent 14 years with the Koch Industries, Inc. family of companies where he held various executive positions that included serving as President of KoSa’s Polymer & Intermediaries business and President of Invista’s Polymers and Resins business.

“Our Board of Directors and I are excited about Kevin’s talents and experiences and believe he will be a valuable addition to our Board of Directors,” said Dante C. Parrini, Chairman and Chief Executive Officer. “His background leading a large public company with substantial international operations is a natural fit and complements the diversified perspective of Glatfelter’s Board of Directors as we continue to build our business and pursue our global growth strategies in fiber-based engineered materials. We are delighted to have Kevin join us.”

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.5 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.